Executive Park West III
4716 Gettysburg Road
Mechanicsburg, PA

        Third Addendum to Lease Agreement

        This Third Addendum to Lease Agreement is made as of the 5th day of May, 2020, by and between Old Gettysburg Associates III, LP, a Pennsylvania general partnership ("Landlord"), and Select Medical Corporation, a Delaware corporation ("Tenant").

        BACKGROUND:

A. Landlord and Tenant are parties to that certain Office Lease Agreement dated June 17, 1999 (as amended by the First Addendum to Lease Agreement dated April 25, 2008 thereto and the Second Addendum to Lease Agreement dated November 1, 2012, the “Lease”), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, approximately 43,919 rentable square feet of space in the building located at 4716 Gettysburg Road, Mechanicsburg, Pennsylvania. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B. Landlord and Tenant now desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Landlord and Tenant agree as follows:

Effective on May 5, 2020, the following terms contained in the Lease shall be amended as follows:

1. The lease term will be extended for an additional five (5) years beginning on February 1, 2023 to January 31, 2028 (the “Extended Term”). The rental rate during the Extended Term will be the fair market value lease rate as determined by the same process used by Landlord and Tenant in the past to determine the rental rates for the Lease and other leases for spaces in the buildings located on Gettysburg Road in Mechanicsburg, Pennsylvania. That process involves Tenant’s obtaining an appraisal that is approved by Landlord and Tenant’s board of directors. The appraisal will be obtained during the fourth calendar quarter of 2022.
2. All other terms and conditions contained in the Lease and not amended hereby remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Third Addendum to Lease Agreement to be duly executed effective on the date first above written.

              Landlord:

             Old Gettysburg Associates III, LP

By: /s/ John M. Ortenzio
John M. Ortenzio, Manager of General Partner

          Tenant:

          Select Medical Corporation

By: /s/Michael E. Tarvin
Michael E. Tarvin, Executive Vice President, General Counsel & Secretary